Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Target Portfolio Trust:

We consent to the use of our reports dated September 17, 2015, with respect to Target International Equity Portfolio, Prudential Core Bond Fund (formerly known as Target Intermediate-Term Bond Portfolio), and Prudential Corporate Bond Fund (formerly known as Target Mortgage-Backed Securities Portfolio), each a series of The Target Portfolio Trust, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers” and “Financial Statements” in the statement of additional information.

New York, New York

September 28, 2015